Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post Effective Amendment No.1 to Registration Statement No. 333-131426 on Form S-3 of Evergreen Energy Inc. of our report dated October 29, 2007, relating to the consolidated financial statements of Evergreen Operations, LLC as of December 31, 2006 and 2005 and for each of the three years in the period ended December 31, 2006 appearing in the Current Report on Form 8-K filed under the Securities and Exchange Act of 1934 of Evergreen Energy Inc. dated October 29, 2007.  We also consent to the reference to us under the heading “Experts” in the Prospectus, which is part of such Registration Statement.

Deloitte & Touche LLP

Denver, Colorado

October 29, 2007